Exhibit 10.6.3

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Bank of America, N.A. 333 South Beaudry Avenue, 11th Floor Los Angeles, California 90017 Attn: Freda Chislom Loan No:
THIS SPACE ABOVE FOR RECORDER’S USE

DEED OF TRUST WITH ASSIGNMENT OF RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

(California)

The parties to this Deed of Trust With Assignment of Rents, Security Agreement and Fixture Filing (this “Deed of Trust”), made as of February 1, 2005, are COST PLUS, INC., a California corporation as trustor (“Trustor”), PRLAP, Inc., as trustee (“Trustee”), and BANK OF AMERICA, N.A., as beneficiary and secured party (“Beneficiary”). Trustee is an affiliate of Beneficiary.

Capitalized terms used in this Deed of Trust without definition have the meanings given them in the Loan Agreement referred to in Section 1.2(c) hereof.

1. Grant in Trust and Secured Obligations.

1.1 Grant in Trust. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2, Trustor hereby irrevocably and unconditionally grants, conveys, transfers and assigns to Trustee, in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, all estate, right, title and interest which Trustor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, together with the Personalty (as hereinafter defined) being hereinafter collectively referred to as the “Property”):

(a) the real property located in the County of San Joaquin, State of California, as described in Exhibit A attached hereto (the “Land”), together with all existing and future easements and rights affording access to the Land; and

(b) all buildings, structures and improvements now located or later to be constructed on the Land (the “Improvements”); and

(c) all existing and future appurtenances, privileges, rights, easements, and tenements of the Land, including all minerals, oil, gas, other hydrocarbons and any other commercially valuable substances which may be in, under or produced from any part of the Land, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant), and any land lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Land and Improvements; and

(d) all rents, issues and profits of or from the sale or lease of the Land or the Improvements; and

(e) all Fixtures (as that term is hereinafter defined); and

(f) all proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Land, the Improvements or the other property described above into cash or liquidated claims, including proceeds of any insurance policies, present and future, payable because of loss sustained to all or any part of any Property, whether or not such insurance policies are required by Beneficiary and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, the Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; and

(g) all additions and accretions to, substitutions and replacements for, and changes in, any of the property described above.

1.2 Secured Obligations. Trustor makes the grant, conveyance, transfer and assignment set forth in Section 1.1, makes the irrevocable and absolute assignment set forth in Section 2 and grants the security interest set forth in Section 3, all for the purpose of securing the following obligations in any order of priority that Beneficiary may choose (collectively, the “Secured Obligations;” individually, a “Secured Obligation”):

(a) payment of all obligations at any time owing under a promissory note (the “Note”) dated as of even date herewith, payable by Trustor as maker in the stated principal amount of Twenty Million and No/100ths Dollars ($20,000,000.00) to the order of Beneficiary; and

(b) payment and performance of all obligations of Trustor under this Deed of Trust; and

(c) payment and performance of all obligations of Trustor under that certain Standing Loan Agreement and Swap Commitment executed as of even date herewith, by Trustor as “Borrower” and Beneficiary as “Bank” (the “Loan Agreement”) and under any “Loan Documents” as defined in the Loan Agreement; provided that this Deed of Trust does not secure any provision in any Loan Document that is expressly stated to be unsecured; and

(d) payment and performance of all obligations of Trustor under any Swap Contract (as defined in Section 3.1 below). Notwithstanding the foregoing, no Swap Contract shall be secured by this Deed of Trust unless an ISDA Master Agreement (as defined in the Loan Agreement), confirmation or other writing evidences the parties’ agreement that it shall be so secured.

(e) payment and performance of all future advances and other obligations that Trustor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Beneficiary, when a writing evidences the parties’ agreement that the advance or obligation be secured by this Deed of Trust; and

(f) payment and performance of all modifications, amendments, extensions, and renewals, however evidenced, of any of the Secured Obligations.

All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will take title subject to, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. These terms include any provisions in the Note, the Loan Agreement or any Swap Contract which permit borrowing, repayment and reborrowing, or which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

2. Assignment of Lessor’s Interest in Leases and Assignment of Rents.

2.1 Absolute Assignment. Trustor hereby irrevocably, absolutely, presently and unconditionally assigns to Beneficiary:

(a) all of Trustor’s right, title and interest in, to and under any and all leases, licenses and other agreements of any kind relating to the use or occupancy of all or any portion of the Land or Improvements, whether now in effect or entered into in the future (collectively, the “Leases,” individually, a “Lease”), including (i) all guarantees of and security for lessees’ performance under any and all Leases, and (ii) all amendments, extensions, renewals or modifications to any Leases; and

(b) all rents (and payments in lieu of rents), income, profit, payments and revenue at any time payable under any and all Leases, any and all security deposits received or to be received by Trustor pursuant to any and all Leases, and all rights and benefits accrued or to accrue to Trustor under any and all Leases (collectively “Rents”).

THIS IS AN ABSOLUTE ASSIGNMENT, NOT AN ASSIGNMENT FOR SECURITY ONLY.

2.2 Grant of License. Beneficiary hereby confers upon Trustor a license (the “License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 7.1, shall exist and be continuing. If an Event of Default has occurred and is continuing, Beneficiary shall have the right, which it may choose to exercise in its sole discretion, to terminate the License without notice to or demand upon Trustor, and without regard to the adequacy of Beneficiary’s security under this Deed of Trust.

2.3 Collection and Application of Rents. Subject to the License granted to Trustor under Section 2.2, Beneficiary has the right, power and authority to collect any and all Rents. Trustor hereby appoints Beneficiary its attorney-in-fact to perform any and all of the following acts, if and at the times when Beneficiary in its sole discretion may so choose, but only during the continuance of an Event of Default:

(a) demand, receive and enforce payment of any and all Rents; or

(b) give receipts, releases and satisfactions for any and all Rents; or

(c) sue either in the name of Trustor or in the name of Beneficiary for any and all Rents.

Beneficiary’s right to the Rents does not depend on whether or not Beneficiary takes possession of the Property as permitted under Section 7.2(c). In Beneficiary’s sole discretion, it may choose to collect Rents either with or without taking possession of the Property. If an Event of Default occurs while Beneficiary is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Deed of Trust, Beneficiary, Trustee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Deed of Trust and at law or in equity, including the right to exercise the power of sale granted under Section 1.1 and Section 7.2(g).

2.4 Notice. All lessees under any and all Leases are hereby irrevocably authorized and notified by Trustor to rely upon and to comply with (and are fully protected in so doing) any notice or demand by Beneficiary for the payment to Beneficiary of any rental or other sums which may at any time become due under the Leases, or for the performance of any of lessees’ undertakings under the Leases, and lessees shall have no right or duty to inquire as to whether any Event of Default has actually occurred or is then existing hereunder.

2.5 Proceeds. Beneficiary has the right to apply all amounts received by it pursuant to this assignment to pay any of the following in such amounts and in such order as Beneficiary deems appropriate: (a) any and all Secured Obligations, together with all costs and attorneys’ fees; (b) all expenses of leasing, operating, maintaining and managing the Property, including without limitation, the reasonable salaries, fees, commissions and wages of a managing agent and such other employees, agents or independent contractors as Beneficiary reasonably deems necessary or desirable; (c) all taxes, charges, claims, assessments, any other liens, and premiums for all insurance Beneficiary reasonably deems necessary or desirable; (d) the cost of all repairs or replacements, and all expenses incident to taking and retaining possession of the Property.

2.6 Beneficiary Not Responsible. Unless and until Beneficiary, in person or by agent, takes effective possession or control of the Land and Improvements, Beneficiary is not and will not be deemed to be:

(a) a “mortgagee in possession” for any purpose; or

(b) responsible for performing any of the obligations of Trustor under any lease; or

(c) responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or

(d) liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

3. Grant of Security Interest.

3.1 Grant of Security Interest. Trustor grants to Beneficiary a security interest in all of Trustor’s right, title and interest now or hereafter acquired in and to all of the following described personal property (collectively, the “Personalty”):

(a) All fixtures, equipment, systems, machinery and building and construction supplies and materials, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by Trustor, which are now or hereafter affixed to the Land or the Improvements, or are acquired (whether delivered to the Land or stored elsewhere) for installation in or on the Land or the Improvements, and in either case are necessary to the complete and proper development or operation thereof (but not to the conduct of Trustor’s business at the Land and Improvements), and all renewals and replacements of, substitutions for and additions to the foregoing (the properties referred to in this clause (a) being herein sometimes collectively called the “Accessories,” all of which are hereby declared to be permanent accessions to the Land);and

(b) all rights to the payment of money, accounts, reserves, deferred payments, refunds, and deposits, whether now or later to be received from third parties (including all earnest money sales deposits) or deposited by Trustor with third parties (including all utility deposits) (provided, however, this Deed of Trust does not create a lien on accounts receivable (other than accounts receivable constituting Rents) arising in the ordinary course of the business conducted by Trustor on the Property), contract rights, money, instruments, documents, chattel paper, architectural and engineering plans, specifications and drawings, and as-built drawings, which arise from or relate to the ownership or operation of the Land and the Improvements but not to any business now or later to be conducted thereon by Trustor; and

(c) all general intangibles and rights relating to the Property (but not to any business now or later to be conducted thereon by Trustor), including, without limitation, all permits, licenses and claims to or demands for the voluntary or involuntary conversion of any of the Land, the Improvements or the other property described above into cash or liquidated claims, proceeds of any insurance policies, present and future, payable because of loss sustained to all or any part of any Property, whether or not such insurance policies are required by Beneficiary and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, the Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; and

(d) all of Trustor’s interest in and to rights to payment of money from Beneficiary under any swap transaction (as defined in the 2000 ISDA Definitions published by the International Swaps and Derivatives Association) (each a “Swap Contract”); and

(e) all substitutions, replacements, additions, accessions and proceeds for or to any of the foregoing, and all books, records and files relating to any of the foregoing, including, without limitation, computer readable memory and data and any computer software or hardware reasonably necessary to access and process such memory and data.

3.2 Financing Statements. Trustor hereby authorizes the filing of one or more financing statements and such other documents as Beneficiary may from time to time require to perfect or continue the perfection of Beneficiary’s security interest in any Personalty. Trustor must pay all fees and costs that Beneficiary may incur in filing such documents in public offices and in obtaining such record searches as Beneficiary may reasonably require.

If any financing statement or other document is filed in the records normally pertaining to personal property, that filing must never be construed as in any way derogating from or impairing this Deed of Trust or the rights or obligations of the parties under it.

3.3 Possession and Use of Collateral. Except as otherwise provided in this Deed of Trust or the Loan Documents and Swap Contracts, so long as no Event of Default exists hereunder, Trustor may possess, use, transfer and dispose of any of the Personalty in the ordinary course of Trustor’s business.

3.4 Security Agreement. This Deed of Trust constitutes a security agreement under the California Uniform Commercial Code covering all Personalty.

4. Fixture Filing.

4.1 Fixture Filing; Description of Fixtures. This Deed of Trust constitutes a fixture filing under Sections 9334 and 9502 of the California Uniform Commercial Code, as amended or recodified from time to time, and covers property which includes goods which are or are to become fixtures on the Land and Improvements. “Fixtures” include all articles of personal property now or hereafter attached to, and used in connection with said real property, appurtenances and improvements, which are or at any time become so affixed to the Land and Improvements that an interest in them arises under real estate law.

5. Rights and Duties of the Parties.

5.1 Representations and Warranties. Trustor warrants that, except as previously disclosed to Beneficiary in writing:

(a) Trustor lawfully possesses and holds fee simple title to all of the Land and the Improvements subject to the Permitted Encumbrances;

(b) Trustor has the full and unlimited power, right and authority to encumber the Property;

(c) To Trustor’s current, actual knowledge, this Deed of Trust creates a first and prior lien on the Property, subject to the Permitted Encumbrances;

(d) the Property includes all property and rights which may be reasonably necessary or desirable to enable Trustor to use, enjoy and operate the Land and the Improvements for the present uses thereof;

(e) Trustor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, (other than the Permitted Encumbrances), and there is no presently effective financing statement affecting such personal property on file in any public office except as relates to the Permitted Encumbrances; and

(f) Trustor’s place of business, or its chief executive office, if it has more than one place of business, is located at the address specified below.

5.2 Performance of Secured Obligations. Trustor must promptly pay and perform each Secured Obligation in accordance with its terms.

5.3 Taxes and Assessments. Trustor must pay prior to delinquency all taxes, levies, charges and assessments (individually and collectively, an “Imposition”), imposed by any public or quasi-public authority or utility company which are (or if not paid, may become) a lien on all or part of the Property or any interest in it, the non-payment of which could reasonably be expected to have a Material Adverse Effect. If any such Imposition becomes delinquent, Beneficiary may require Trustor to present evidence that they have been paid in full, on ten (10) days’ written notice by Beneficiary to Trustor. Notwithstanding the foregoing provisions of this Section 5.3, Trustor may, at its expense, contest the validity or application of any Imposition by appropriate legal proceedings promptly initiated and conducted in good faith and with due diligence, provided that (i) Beneficiary is reasonably satisfied that neither the Property nor any material part thereof or interest therein is then in danger of being sold, forfeited, or lost as a result of such contest, and (ii) Trustor shall have posted a bond or furnished such other security as may be required by law.

5.4 Liens, Charges and Encumbrances. Trustor must immediately discharge any lien on the Property, which Beneficiary has not consented to in writing (it being understood that Permitted Encumbrances have been consented to in writing. Trustor must pay when due each obligation secured by a lien, charge or encumbrance, which could reasonably be expected to have a Material Adverse Effect and which now does or later may encumber all or part of the Property or any interest in it, whether the lien, charge or encumbrance is or would be senior or subordinate to this Deed of Trust. This Section 5.4 is subject to the right of Trustor to contest in good faith claims, liens, charges and encumbrances so long as appropriate reserves are maintained in accordance with GAAP and such claim, lien, charge or encumbrance does not represent a risk of loss or forfeiture of any material portion of the Property. .

5.5 Damages and Insurance and Condemnation Proceeds.

(a) Trustor hereby absolutely and irrevocably assigns to Beneficiary, and authorizes the payor to pay to Beneficiary, the following claims, causes of action, awards, payments and rights to payment:

(i) all awards of damages and all other compensation payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the Property or any interest in it; and

(ii) all proceeds of any insurance policies payable because of loss sustained to all or part of the Property; and

(iii) all interest which may accrue on any of the foregoing.

(b) Trustor must immediately notify Beneficiary in writing if:

(i) any damage occurs or any injury or loss is sustained in the amount of $100,000 or more to all or part of the Property, or any action or proceeding relating to any such damage, injury or loss is commenced; or

(ii) any offer is made, or any action or proceeding is commenced, which relates to any actual or proposed condemnation or taking of all or part of the Property.

If Beneficiary chooses to do so, it may in its own name appear in or prosecute any action or proceeding to enforce any cause of action for damage, injury or loss to all or part of the Property, and may join Trustor in making any compromise or settlement of the action or proceeding. Beneficiary, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the Property, and may join Trustor in adjusting any loss covered by insurance.

(c) All proceeds of these assigned claims, other property and rights which Trustor may receive or be entitled to must be paid to Beneficiary. In each instance, Beneficiary must apply those proceeds first toward reimbursement of all of Beneficiary’s costs and expenses of recovering the proceeds, including attorneys’ fees.

If, in any instance, each and all of the following conditions are satisfied in Beneficiary’s reasonable judgment, Beneficiary must permit Trustor to use the balance of the proceeds (“Net Claims Proceeds”) to pay costs of repairing or reconstructing the Property in the manner described below:

(i) the plans and specifications, cost breakdown, construction contract, construction schedule, contractor and payment and performance bond for the work of repair or reconstruction must all be reasonably acceptable to Beneficiary; and

(ii) Beneficiary must receive evidence reasonably satisfactory to it that after repair or reconstruction, the Property would be at least as valuable as it was immediately before the damage or condemnation occurred; and

(iii) the Net Claims Proceeds must be sufficient in Beneficiary’s reasonable determination to pay for the total cost of repair or reconstruction, including all associated development costs and interest projected to be payable on the Secured Obligations until the repair or reconstruction is complete; or Trustor must provide its own funds in an amount equal to the difference between the Net Claims Proceeds and a reasonable estimate, made by Trustor and reasonably found acceptable by Beneficiary, of the total cost of repair or reconstruction; and

(iv) Beneficiary must receive evidence reasonably satisfactory to it that all leases which it may find acceptable will continue after the repair or reconstruction is complete; and

(v) no Event of Default shall have occurred and be continuing.

(d) If Beneficiary finds that the foregoing conditions are met, Beneficiary must hold the Net Claims Proceeds in a non-interest bearing account and must disburse them to Trustor in monthly progress payments to pay costs of repair or reconstruction upon presentation of evidence reasonably satisfactory to Beneficiary that repair or reconstruction is progressing in accordance with the approved plans and specifications and lien-free. However, if Beneficiary finds that one or more of the conditions are not satisfied, it may apply the Net Claims Proceeds to pay or prepay (without premium) some or all of the Secured Obligations in such order and proportions as it in its sole discretion may choose.

(e) Trustor hereby specifically, unconditionally and irrevocably waives all rights of a property owner granted under California Code of Civil Procedure Section 1265.225(a), which provides for allocation of condemnation proceeds between a property owner and a lienholder, and any other law or successor statute of similar import.

(f) Notwithstanding the foregoing, Beneficiary shall in any event immediately pay and turn over to Trustor all Net Claims Proceeds resulting from any single damage, injury, loss, condemnation or casualty affecting the Property if the amount thereof does not exceed $100,000.00; provided, however, the Trustor must use the Net Claims Proceeds for the repair and reconstruction of the Property, unless Trustor reasonably determines that the repair and reconstruction of the Property is not necessary to the proper maintenance and operation of the Property.

5.6 Maintenance and Preservation of Property.

(a) Trustor must insure the Property as required by the Loan Documents and Swap Contracts and keep the Property in good condition and repair.

(b) Trustor must not remove or demolish the Improvements, or any material part thereof, or initiate or allow any change in any zoning or other land use classification which affects the Property or any material part of it, except as permitted or required by the Loan Documents and Swap Contracts or with Beneficiary’s express prior written consent in each instance. Notwithstanding the foregoing, Trustor will not, without the prior written consent of Beneficiary, (i) remove from the Property any Accessories that reduce the value of the Property by more than $100,000.00 except such as is replaced by Trustor by an article of equal suitability and value, owned by Trustor, free and clear of any lien or security interest (except that created by this Deed of Trust and the Permitted Encumbrances), or (ii) make any alteration to the Improvements which reduces the value thereof by more than $100,000.00.

(c) If all or any material part of the Property becomes damaged or destroyed, Trustor must promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices, provided that (i) Beneficiary disburses insurance proceeds or other sums to pay costs of the work of repair or reconstruction under Section 5.5; and (ii) such damage or destruction could reasonably be expected to have a Material Adverse Effect.

(d) Trustor must not commit or allow any waste of the Property.

(e) Trustor must perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value and utility in all material respects.

5.7 Releases, Extensions, Modifications and Additional Security.

(a) From time to time, Beneficiary may perform any of the following acts without incurring any liability or giving notice to any person:

(i) release any person liable for payment of any Secured Obligation;

(ii) extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation;

(iii) accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; or

(iv) alter, substitute or release any property securing the Secured Obligations.

(b) From time to time when requested to do so by Beneficiary in writing, Trustee may perform any of the following acts without incurring any liability or giving notice to any person:

(i) consent to the making of any plat or map of the Property or any part of it;

(ii) join in granting any easement or creating any restriction affecting the Property;

(iii) join in any subordination or other agreement affecting this Deed of Trust or the lien of it; or

(iv) reconvey the Property or any part of it without any warranty.

5.8 Reconveyance. When all of the Secured Obligations have been paid and performed in full and all the Loan Documents and Swap Contracts terminated, Beneficiary shall request Trustee in writing to reconvey the Property, and must surrender this Deed of Trust and all notes and instruments evidencing the Secured Obligations to Trustee. When Trustee receives Beneficiary’s written request for reconveyance and all fees and other sums owing to it by Trustor under Section 5.9, Trustee must reconvey the Property, or so much of it as is then held under this Deed of Trust, without warranty to the person or persons legally entitled to it. That person or those persons must pay any costs of recordation. In the reconveyance, the grantee may be described as “the person or persons legally entitled thereto,” and the recitals of any matters or facts are conclusive proof of their truthfulness. Neither Beneficiary nor Trustee have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance.

5.9 Compensation, Exculpation, Indemnification.

(a) Trustor agrees to pay (but not exceeding the maximum amounts legally permitted) reasonable fees as may be charged by Beneficiary and Trustee, for any services that Beneficiary or Trustee may render in connection with this Deed of Trust, including Beneficiary’s providing a statement of the Secured Obligations or Trustee’s rendering of services in connection with a reconveyance. Trustor must also pay or reimburse all of Beneficiary’s and Trustee’s reasonable costs and expenses actually incurred in rendering any such services. Trustor further agrees to pay or reimburse Beneficiary for all reasonable costs, expenses and other advances which may be incurred or made by Beneficiary or Trustee in any efforts to enforce any terms of this Deed of Trust, including any rights or remedies afforded to Beneficiary or Trustee or both of them under Section 7.2, whether any lawsuit is filed or not, including any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, or in defending any action or proceeding arising under or relating to this Deed of Trust, including reasonable attorneys’ fees and other legal costs, costs of any Foreclosure Sale (as defined in Section 7.2(h)) and any cost of evidence of title. If Beneficiary chooses to dispose of Property through more than one Foreclosure Sale, Trustor must pay all reasonable costs, expenses or other advances actually incurred or made by Trustee or Beneficiary in each of those Foreclosure Sales.

(b) Beneficiary is not directly or indirectly liable to Trustor or any other person as a consequence of any of the following:

(i) Beneficiary’s exercise of or failure to exercise any rights, remedies or powers granted to it in this Deed of Trust;

(ii) Beneficiary’s failure or refusal to perform or discharge any obligation or liability of Trustor under any agreement related to the Property or under this Deed of Trust; or

(iii) any loss sustained by Trustor or any third party resulting from Beneficiary’s failure to lease the Property, or from any other act or omission of Beneficiary in managing the Property, after an Event of Default, unless the loss is caused by the gross negligence, willful misconduct or bad faith of Beneficiary.

Trustor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability be asserted against or imposed upon Beneficiary.

(c) Trustor agrees to indemnify Trustee and Beneficiary against and hold them harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys’ fees and other legal expenses, cost of evidence of title, cost of evidence of value, and other costs and expenses which either may suffer or incur:

(i) in performing any act required or permitted by this Deed of Trust or any of the other Loan Documents or by law;

(ii) because of any failure of Trustor to perform any of the Secured Obligations; or

(iii) because of any alleged obligation of or undertaking by Beneficiary to perform or discharge any of the representations, warranties, conditions, covenants or other obligations prior to a Foreclosure Sale in any document relating to the Property other than the Loan Documents.

This agreement by Trustor to indemnify Trustee and Beneficiary survives the release and cancellation of any or all of the Secured Obligations and the full or partial release and/or reconveyance of this Deed of Trust.

(d) Trustor must pay all obligations to pay money arising under this Section 5.9 within thirty (30) days after demand by Trustee or Beneficiary. If the loan evidenced by the Note has not been paid in full, each such obligation shall bear interest from the date the obligation arises at the rate then being applied to the principal balance of the Note. If the loan evidenced by the Note has been paid in full, each such obligation shall bear interest at the Non-default Rate as defined in the Master Agreement included in the Swap Contracts.

5.10 Defense and Notice of Claims and Actions. At Trustor’s sole expense, Trustor must protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Deed of Trust and the rights and powers of Beneficiary and Trustee created under it, against all adverse claims. Trustor must give Beneficiary and Trustee prompt notice in writing if any claim is asserted which does or could affect any of these matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

5.11 Substitution of Trustee. From time to time, Beneficiary may substitute a successor to any Trustee named in or acting under this Deed of Trust in any manner now or later to be provided at law, or by a written instrument executed and acknowledged by Beneficiary and recorded in the office(s) of the recorder(s) of the county or counties where the Land and Improvements are situated. Any such instrument is conclusive proof of the proper substitution of the successor Trustee, who will automatically upon recordation of the instrument succeed to all estate, title, rights, powers and duties of the predecessor Trustee, without conveyance from it.

5.12 Subrogation. Beneficiary is subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Beneficiary in accordance with this Deed of Trust or with the proceeds of any loan secured by this Deed of Trust.

5.13 Site Visits, Observation and Testing. Beneficiary and its agents and representatives have the right to enter and visit the Property, as provided in the Loan Agreement.

5.14 Separate Obligations. Trustor agrees that, unless otherwise mutually agreed:

(a) the obligations of Trustor on the Loan Agreement will be separate and independent from the obligations of Trustor on Swap Contracts;

(b) the Loan Agreement is separate and independent from the Swap Contracts;

(c) the Loan Agreement and the Swap Contracts will not constitute a unified transaction;

(d) payments by Trustor on Swap Contracts will not constitute payment of interest or other amount due to Beneficiary on account of Loan Agreement.

6. Accelerating Transfers.

6.1 Acceleration Upon Sale or Encumbrance. Trustor agrees that Trustor shall not, without the prior written consent of Beneficiary (which consent may be withheld in Beneficiary’s sole discretion), make or permit, whether voluntarily or involuntarily by operation of law or otherwise, any Accelerating Transfer. Trustor acknowledges that Beneficiary is making one or more advances under the Loan Agreement or entering in to one or more Swap Contracts in reliance on the expertise, skill and experience of Trustor; thus, the Secured Obligations include material elements similar in nature to a personal service contract. Trustor acknowledges the materiality of the provisions of this Section 6.1 as a covenant of Trustor, given individual weight and consideration by Beneficiary in extending the Secured Obligations, including, without limitation, under any Swap Contracts, and that any Accelerating Transfer in violation of the permitted transfer provisions hereinabove provided shall result in a material impairment of Beneficiary’s interest in the Property and be deemed a breach of the foregoing covenant. If any Accelerating Transfer occurs, Beneficiary in its sole discretion may declare all of the Secured Obligations to be immediately due and payable and invoke any rights and remedies provided in Section 7 of this Deed of Trust

6.2 Accelerating Transfers. “Accelerating Transfer” means any sale, conveyance, encumbrance, pledge, mortgage, or other transfer or lease not expressly permitted under this Deed of Trust or the Loan Agreement, including any transfer or exercise of any right to drill for or to extract any water (other than for Trustor’s own use), oil, gas, or other hydrocarbon substances or any mineral of any kind under the surface of the Property, whether voluntary, involuntary, by operation of law or otherwise. “Accelerating Transfer” also means any transfer or transfers of shares possessing, in the aggregate, more than fifty percent (50%) of the voting power or more than fifty percent (50%) of the direct or indirect beneficial ownership of Trustor.

7. Events of Default; Remedies.

7.1 Events of Default. Upon the occurrence of any one or more of the following events, Beneficiary may, by written notice delivered to Trustor, declare Trustor to be in default, and thereupon the same shall constitute an “Event of Default” under this Deed of Trust:

(a) An Event of Default exists under the Loan Agreement or any other Loan Document or an Early Termination Event occurs under any Swap Contract; or

(b) Trustor fails to perform any obligation to pay money to Beneficiary which arises under this Deed of Trust and does not cure that failure within three (3) days after the same becomes due; or

(c) Trustor causes the occurrence of an Accelerating Transfer in violation of Section 6.1; or

(d) Trustor fails to perform any obligation arising under this Deed of Trust other than as provided in clauses (b) and (c) of Section 7.1, and does not cure that failure within thirty (30) days after written notice from Beneficiary or Trustee, or, if the Default cannot be cured in thirty (30) days, within a reasonable time after written notice.

7.2 Remedies. At any time after and during the continuance of an Event of Default, Beneficiary and Trustee shall be entitled to invoke any and all of the rights and remedies described below. All of such rights and remedies are cumulative, and the exercise of any one or more of them does not constitute an election of remedies.

(a) Acceleration. Beneficiary may declare any or all of the Secured Obligations to be due and payable immediately and may terminate any Swap Contract or any other Loan Document in accordance with its terms.

(b) Receiver. Beneficiary may apply to any court of competent jurisdiction for the appointment of a receiver for the Property.

(c) Entry. Beneficiary, in person, by agent or by court- appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Beneficiary may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include: taking and possessing all of Trustor’s or the then owner’s books and records; entering into, enforcing, modifying, or canceling leases on such terms and conditions as Beneficiary may consider proper; obtaining and evicting tenants; fixing or modifying rents; collecting and receiving any payment of money owing to Trustor; completing any unfinished construction; and/or contracting for and making repairs and alterations. If Beneficiary so requests, Trustor will assemble all of the Property that has been removed from the Land and make all of it available to Beneficiary at the site of the Land. Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor’s attorney-in-fact to perform such acts and execute such documents as Beneficiary in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor’s name on any instruments. Regardless of any provision of this Deed of Trust, any Swap Contract or any other Loan Document, Beneficiary shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Trustor to Beneficiary, unless Beneficiary has given express written notice of its election of that remedy in accordance with California Uniform Commercial Code Section 9620, as it may be amended or recodified from time to time.

(d) Cure; Protection of Security. Either Beneficiary or Trustee may cure any Event of Default of Trustor, and if it chooses to do so in connection with any such cure, Beneficiary or Trustee may also enter the Property and/or do any and all other things which it may in its reasonable discretion consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Beneficiary or Trustee under, this Deed of Trust; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Beneficiary’s or Trustee’s reasonable judgment is or may be senior in priority to this Deed of Trust, such judgment of Beneficiary or Trustee to be conclusive as among the parties to this Deed of Trust; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Loan Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary or Trustee. Beneficiary and Trustee may take any of the actions permitted under this Section 7.2 either with or without giving notice to any person.

(e) Uniform Commercial Code Remedies. Beneficiary may exercise any or all of the remedies granted to a secured party under the California Uniform Commercial Code.

(f) Judicial Action. Beneficiary may bring an action in any court of competent jurisdiction to foreclose this instrument or to obtain specific enforcement of any of the covenants or agreements of this Deed of Trust.

(g) Power of Sale. Under this power of sale, Beneficiary has the discretionary right to cause some or all of the Property, including any Property which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

(i) Sales of Personal Property

For purposes of this power of sale, Beneficiary may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage. If it chooses to do so, Beneficiary may dispose of any personal property separately from the sale of real property, in any manner permitted by Division 9 of the California Uniform Commercial Code, including any public or private sale, or in any manner permitted by any other applicable law. Any proceeds of any such disposition shall not cure any Event of Default or reinstate any Secured Obligation for purposes of Section 2924c of the California Civil Code.

In connection with any sale or other disposition of such Property, Trustor agrees that the following procedures constitute a commercially reasonable sale:

Beneficiary must mail written notice of the sale to Trustor not later than forty-five (45) days prior to such sale. Once per week during the four weeks immediately preceding such sale, Beneficiary must publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Beneficiary must make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding anything herein to the contrary, Beneficiary is under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

(ii) Trustee’s Sales of Real Property or Mixed Collateral

Beneficiary may choose to dispose of some or all of the Property which consists solely of real property in any manner then permitted by applicable law. In its discretion, Beneficiary may also or alternatively choose to dispose of some or all of the Property, in any combination consisting of both real and personal property, together in one sale to be held in accordance with the law and procedures applicable to real property, as permitted by Section 9604 of the California Uniform Commercial Code. Trustor agrees that such a sale of personal property together with real property constitutes a commercially reasonable sale of the personal property. For purposes of this power of sale, either a sale of real property alone, or a sale of both real and personal property together in accordance with California Uniform Commercial Code Section 9604, will sometimes be referred to as a “Trustee’s Sale.”

Before any Trustee’s Sale, Beneficiary or Trustee must give such notice of default and election to sell as may then be required by law. When all time periods then legally mandated have expired, and after such notice of sale as may then be legally required has been given, Trustee must sell the property being sold at a public auction to be held at the time and place specified in the notice of sale. Neither Trustee nor Beneficiary has any obligation to make demand on Trustor before any Trustee’s Sale. From time to time in accordance with then applicable law, Trustee may, and in any event at Beneficiary’s request must, postpone any Trustee’s Sale by public announcement at the time and place noticed for that sale.

At any Trustee’s Sale, Trustee must sell to the highest bidder at public auction for cash in lawful money of the United States. Trustee must execute and deliver to the purchaser(s) a deed or deeds conveying the property being sold without any covenant or warranty whatsoever, express or implied. The recitals in any such deed of any matters or facts, including any facts bearing upon the regularity or validity of any Trustee’s Sale, are conclusive proof of their truthfulness. Any such deed shall be conclusive against all persons as to the facts recited in it.

(h) Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Beneficiary may:

(i) designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(ii) elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under the power of sale granted in Section 7.2(g), or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Beneficiary may deem to be in its best interests (any such sale or disposition, a “Foreclosure Sale;” any two or more, “Foreclosure Sales”).

If it chooses to have more than one Foreclosure Sale, Beneficiary at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as it may deem to be in its best interests. No Foreclosure Sale will terminate or affect the liens of this Deed of Trust on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

7.3 Credit Bids. At any Foreclosure Sale, any person, including Trustor, Trustee or Beneficiary, may bid for and acquire the Property or any part of it to the extent permitted by then applicable law. Instead of paying cash for that property, Beneficiary may settle for the purchase price by crediting the sales price of the property against the following obligations:

(a) first, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to pay or reimburse Beneficiary or Trustee under Section 5.9; and

(b) second, all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose.

7.4 Application of Foreclosure Sale Proceeds. Beneficiary and Trustee shall apply the proceeds of any Foreclosure Sale in the following manner:

(a) first, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to reimburse Beneficiary or Trustee under Section 5.9;

(b) second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Beneficiary or Trustee under the terms of this Deed of Trust which then remain unpaid;

(c) third, to pay all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose; and

(d) fourth, to remit the remainder, if any, to the person or persons entitled to it.

7.5 Application of Rents and Other Sums. Beneficiary must apply any and all Rents collected by it pursuant to the assignment provided in Section 2 of this Deed of Trust, and any and all other sums, other than the proceeds of a Foreclosure Sale, received or collected by Beneficiary, in the following manner:

(a) first, to pay the portion of the Secured Obligations attributable to the costs and expenses of collection of such sums, including reasonable attorneys’ fees, that may be incurred by Beneficiary, Trustee and/or any receiver appointed in accordance with this Deed of Trust;

(b) second, to pay any and all Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose, and any and all expenses of leasing, operating, maintaining and managing the Property and all other costs and charges incident to the Property as provided in Section 2.5 above, and in such order and proportions as Beneficiary in its sole discretion may choose; and

(c) third, to remit the remainder, if any, to the person or persons entitled thereto.

Beneficiary has no liability for any funds which it does not actually receive.

8. Miscellaneous Provisions.

8.1 Additional Provisions. The Loan Documents and Swap Contracts fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Deed of Trust. The Loan Documents and Swap Contracts also grant further rights to Beneficiary and contain further agreements and affirmative and negative covenants by Trustor which apply to this Deed of Trust and to the Property.

8.2 No Waiver or Cure.

(a) Each waiver by Beneficiary or Trustee must be in writing, and no waiver is to be construed as a continuing waiver. No waiver is to be implied from any delay or failure by Beneficiary or Trustee to take action on account of any default of Trustor. Consent by Beneficiary or Trustee to any act or omission by Trustor must not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Beneficiary’s or Trustee’s consent to be obtained in any future or other instance.

(b) If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Deed of Trust or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents, including any Swap Contracts, have been cured); or impair the security of this Deed of Trust; or prejudice Beneficiary, Trustee or any receiver in the exercise of any right or remedy afforded any of them under this Deed of Trust; or be construed as an affirmation by Beneficiary of any tenancy, lease or option, or a subordination of the lien of this Deed of Trust.

(i) Beneficiary, its agent or a receiver takes possession of all or any part of the Property in the manner provided in subsection 7.2(c).

(ii) Beneficiary collects and applies Rents as permitted under Sections 2.3 and 7.5, either with or without taking possession of all or any part of the Property.

(iii) Beneficiary receives and applies to any Secured Obligation any proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Beneficiary under Section 5.5.

(iv) Beneficiary makes a site visit, observes the Property and/or conducts tests as permitted under Section 5.13.

(v) Beneficiary receives any sums under this Deed of Trust or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

(vi) Beneficiary, Trustee or any receiver invokes any right or remedy provided under this Deed of Trust.

8.3 Powers of Beneficiary and Trustee.

(a) Trustee has no obligation to perform any act which it is empowered to perform under this Deed of Trust unless it is requested to do so in writing and is reasonably indemnified against loss, cost, liability and expense.

(b) If either Beneficiary or Trustee performs any act which it is empowered or authorized to perform under this Deed of Trust, including any act permitted by Section 5.7 or Section 7.2(d), that act alone does not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Deed of Trust on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations.

(c) Beneficiary may take any of the actions permitted under Sections 7.2(b) and/or 7.2(c) whenever an Event of Default exists regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Deed of Trust.

8.4 Merger. No merger occurs as a result of Beneficiary’s acquiring any other estate in or any other lien on the Property unless Beneficiary consents to a merger in writing.

8.5 Joint and Several Liability. If Trustor consists of more than one person, each is jointly and severally liable for the faithful performance of all of Trustor’s obligations under this Deed of Trust.

8.6 Applicable Law. This Deed of Trust is governed by California law. This Deed of Trust may be executed in one or more counterparts, each of which is, for all purposes deemed an original and all such counterparts taken together, constitute one and the same instrument.

8.7 Successors in Interest. The terms, covenants and conditions of this Deed of Trust are binding upon and inure to the benefit of the heirs, successors and assigns of the parties. However, this Section 8.7 does not waive the provisions of Section 6.1.

8.8 Interpretation. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Deed of Trust are for convenience only and do not define or limit any terms or provisions. The word “include(s)” means “include(s), without limitation,” and the word “including” means “including, but not limited to.” The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions. No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Deed of Trust. The Exhibits to this Deed of Trust are hereby incorporated in this Deed of Trust. Any capitalized words which are defined in the Loan Agreement are used in this Deed of Trust as so defined.

8.9 In-House Counsel Fees. Whenever Trustor is obligated to pay or reimburse Beneficiary or Trustee for any attorneys’ fees, those fees shall include the allocated costs for services of in-house counsel.

8.10 Waiver of Marshalling. Trustor waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets or to require upon foreclosure sales of assets in a particular order, including any rights provided by California Civil Code Sections 2899 and 3433, as such Sections may be amended from time to time. Each successor and assign of Trustor, including any holder of a lien subordinate to this Deed of Trust, by acceptance of its interest or lien agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

8.11 Severability. If any provision of this Deed of Trust should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and in no way affect the validity of this Deed of Trust except that if such provision relates to the payment of any monetary sum, then Beneficiary may, at its option, declare all Secured Obligations immediately due and payable.

8.12 Notices. Any Trustor whose address is set forth below hereby requests that a copy of notice of default and notice of sale be mailed to it at that address. If any Trustor fails to insert an address, that failure shall constitute a designation of Trustor’s last known address as the address for such notice.

Address Where Notices to Trustor

Are to be Sent:

200 4th Street

Oakland, California 94607

Attention: John Lutrell

Address Where Notices to Beneficiary Are to be Sent:	Address Where Notices to Trustee Are to be Sent:

Bank of America, N.A. 333 South Beaudry Avenue, 11th Floor Los Angeles, California 90017	PRLAP, Inc., 10850 White Rock Road, Suite 101 Rancho Cordova, California 95670

8.13 Consents. Whenever this Deed of Trust requires an approval, consent, designation, determination, selection or judgment by Beneficiary or Trustee, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed, and, in exercising any right or remedy under this Deed of Trust, Beneficiary and Trustee shall at all times act reasonably and in good faith.

IN WITNESS WHEREOF, Trustor has executed this Deed of Trust as of the date first above written.

TRUSTOR:

Cost Plus, Inc.,

a California corporation

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	CFO

[All Signatures Must Be Acknowledged]

Exhibit A to DEED OF TRUST executed as February 1, 2005, by COST PLUS, INC., a California corporation as “Trustor” to PRLAP, Inc. as “Trustee” for the benefit of Bank of America, N.A., a national banking association as “Beneficiary.”

Description of Property

A portion of the South half of Section 35, and the North half of Section 36 of C.M. WEBER GRANT, EL Rancho del Campo de los Franceses described as follows:

Parcel 1, as shown upon that certain PARCEL MAP filed for record April 8, 2003, in Book 22 of Parcel Maps, at page 145, San Joaquin County Records.

Assessor’s Parcel No.: a portion of 177-140-08

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF ALAMEDA	)

On 2/4/05, before me, Christine Petit, a Notary Public in and for said County and State, personally appeared John Luttrell, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) (is/are) subscribed to the within instrument, and acknowledged to me that (he/she/they) executed the same in (his/her/their) authorized capacit(-y/-ies), and that by (his/her/their) signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Christine Petit
Signature of Notary Public

[SEAL]